MIDWAY GOLD CORP.
Unit 1 - 15782 Marine Drive

White Rock, B.C., Canada V4B 1E6

Tel: (877) 475-3642

May 30, 2008	TSX Venture Exchange Symbol: MDW
American Stock Exchange Symbol: MDW

 Website: www.midwaygold.com

MIDWAY AGREES TO ACQUIRE GOLDEN EAGLE PROPERTY FROM KINROSS GOLD

Midway Gold Corp. (“Midway”) is pleased to announce that it has executed a letter of intent to acquire Kinross Gold USA Inc.’s 75% ownership of the Golden Eagle property in Ferry County, Washington.

Alan Branham, President and CEO of Midway Gold, stated that “the Golden Eagle property offers a very attractive underground high-grade vein exploration target on private ground. We believe that exploring under the historic two million ounce hot springs system is an attractive place to find more high-grade gold. This target is adjacent to the Republic Knob Hill veins which produced high-grade gold for Hecla for over 20 years. We will also review options to process sulfide mineralization, in view of newer technologies and the economics afforded by a higher gold price. The ability to explore the deeper targets combined with the strategic access to Kinross’ nearby mill is a bonus that could add value to any new oxide ounces discovered on the property.”

Subject to a 60-day pre-emptive right in favour of Hecla Mining Corporation, Midway can acquire Kinross’ 75% interest in approximately 211 acres of private land comprising the Golden Eagle property for a total of US$1.5 million.  Hecla owns the remaining 25% interest.  Hecla operated the nearby Knob Hill Mine, near Republic, Washington which produced over 2 million ounces of gold before closing. Santa Fe Gold calculated a historic resource for Golden Eagle of 32,191,280 tons grading 0.069 ounce per standard ton for 2,221,198 ounces in 1996.  A qualified person has not reviewed this resource and the historical estimate should not be relied upon.

Should Hecla decline to participate, upon closing, Kinross will subscribe to a private placement of 600,000 common shares of Midway Gold Corp. at a price of US$2.50 per share, totaling US$1.5 million, subject to approval by the TSX Venture Exchange and the American Stock Exchange. Kinross will retain a 2% Net Smelter Returns royalty and will be granted a first right of refusal to toll mill ore from the property at their Kettle Mill.

Details of Midway Gold’s projects are available on the Company’s website at www.midwaygold.com. The website will be updated to reflect these new projects once the final agreements are signed.

Midway Gold Corp. is a precious metals exploration company, listed on the American Stock Exchange and on the TSX Venture Exchange under the symbol “MDW.”  Midway’s focus is creating value for shareholders through the discovery and development of quality new precious metal resources in politically stable mining areas. The company has three advance stage gold exploration projects and four early stage exploration projects that control over 60 square miles of mineral rights along four major gold trends in Nevada.

This release has been reviewed and approved by Alan Branham, (M.Sc. and CPG), a “qualified person” as that term is defined in National Instrument 43-101.

ON BEHALF OF THE BOARD

“Alan Branham”

______________________________

Alan Branham, President and CEO

For further information, please contact Morgan Moffatt, Investor Relations Manager for Midway Gold Corp. at (877) 475-3642, Ext. 14 (toll-free).

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the timing of our exploration and drilling programs; timing of the preparation of our preliminary economic assessment, geological models, mine plan and definitive feasibility study; expectations related to enhancing resource grades; financing plans and the availability of future financing for our projects; anticipated results of our exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.